AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of September 30, 2020, amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Sector Funds (Invesco Sector Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Oppenheimer Gold & Special Minerals Fund to Invesco Gold & Special Minerals Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“ APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit
Invesco American Value Fund***	February 12, 2010	0.80% of the first $400M
0.75% of the next $400M
0.60% of the next $1.2B
0.58% of the next $4B
0.56% of the excess over $6B
of average daily net assets
Invesco Comstock Fund	February 12, 2010	N/A
Invesco Comstock Select Fund	May 24, 2019	N/A
Invesco Dividend Income Fund***	July 1, 2006	0.70% of the first $400M
0.68% of the next $400M
0.65% of the next $400M
0.60% of the next $400M
0.55% of the next $400M
0.50% of the next $3B
0.45% of the next $5B
0.42% of the excess over
$10B of average daily net
assets
Invesco Energy Fund	July 1, 2006	N/A
Invesco Gold & Special Minerals Fund****	May 24, 2019	N/A

Invesco Small Cap Value Fund***	February 12, 2010	0.80% of the first $500M
0.75% of the next $500M
0.70% of the next $4B
0.65% of the excess over $5B
of average daily net assets
Invesco Technology Fund	July 1, 2006	N/A
Invesco Value Opportunities Fund	February 12, 2010	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.
***

The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.

****

The administrative services fee paid under this Agreement by the Fund may not be reduced below 0.010% unless the Fund receives approval of a majority of its outstanding voting securities to amend its Advisory Agreement to increase the advisory fee or remove the provision stating that ‘The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco.”

2.	All other terms and provisions of the Contract not amended shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated as of the day and year first above written.

INVESCO ADVISERS, INC.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary

AIM SECTOR FUNDS
(INVESCO SECTOR FUNDS)

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

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